Prospectus Supplement No. 3                     Filed pursuant to Rule 424(b)(3)
(To Prospectus dated August 9, 2005)                 Registration No. 333-116048


                               P R O S P E C T U S

                                SUPPLEMENT No. 3

                            CRIMSON EXPLORATION INC.


           18,861,799 Shares of Crimson Exploration Inc. Common Stock
                                 (the "Shares")



          This document supplements the prospectus of Crimson Exploration Inc., dated August 9, 2005, as supplemented by the prospectus supplement dated August 16, 2005 and the prospectus supplement dated November 14, 2005, relating to the resale of up to 18,861,799 Shares issuable to certain selling shareholders assuming the exercise of warrants or conversion of certain preferred stock by those shareholders. The information in this prospectus supplement replaces and supersedes the information set forth under "Selling Shareholders" in the prospectus dated August 9, 2005. The table in that section has been modified to reflect the transfer of 175,000 Shares from a named selling shareholder originally included in the prospectus, Petro Capital Advisors, to one donee, St Marks School of Texas, pursuant to the prospectus as supplemented.

          This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus supplement dated November 14, 2005, the prospectus supplement dated August 16, 2005 and the prospectus dated August 9, 2005. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus supplement dated November 14, 2005, the prospectus supplement dated August 16, 2005 and the prospectus dated August 9, 2005.

                                ----------------

          Investing in our stock involves a high degree of risk. Please see "Risk Factors" beginning on page 9 of the prospectus, dated August 9, 2005, for a discussion of certain factors that you should consider before investing.

                                ----------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



         The date of this prospectus supplement is December 9, 2005

                              SELLING SHAREHOLDERS

          The selling shareholders may offer and sell, from time to time, any or all of the Shares. Because the selling shareholders may offer all or only some portion of the 18,861,799 Shares, no estimate can be given as to the amount or percentage of these Shares that will be held by the selling shareholders upon termination of the offering. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of shares of common stock upon the exercise of any warrants. Any proceeds received upon exercise of warrants will be used for general working capital purposes.

          The following table sets forth the name and relationship with us, if any, of certain of the selling shareholders and (i) the maximum number of shares of common stock which may be offered for the account of the selling shareholders under this prospectus, (ii) the amount and percentage of common stock that would be owned by the selling shareholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder and (iii) the number of shares of common stock beneficially owned by the selling shareholders as of the date of this prospectus. Except as otherwise noted below, the selling shareholders have not, within the past three years, had any position, office or other material relationship with us.

          Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options, warrants and preferred stock held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of the date of this prospectus. The shares issuable under these securities are treated as if outstanding for computing the percentage ownership of the person holding these securities but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

------------------------------------------------------------------------------------------
                                                                Amount and
   Name and Address of                           Total Shares      % of       Total Shares
   Selling Security Holder                        Registered     Ownership      Owned(1)
------------------------------------------------------------------------------------------
Drawbridge Special Opportunities Fund, L.P (2)      1,009,112       14,550      1,023,662
1251 Avenue of the Americas
16th Floor                                                               *
New York, NY 10020

------------------------------------------------------------------------------------------
D.B. Zwirn Special Opportunities Fund, L.P. (2)     1,009,112       14,550      1,023,662
745 5th Avenue
18th Floor                                                               *
New York, NY 10151

------------------------------------------------------------------------------------------
Petro Capital Advisors(3)                           1,383,572       75,000      1,458,572
3838 Oak Lawn Ave., Suite 1775
Dallas, TX  75201                                                        *

------------------------------------------------------------------------------------------
Virgil Waggoner(4)                                  7,160,715    9,705,503     16,866,218
6605 Cypresswood Drive, Suite 250
Spring, TX 77379                                                      25.5%

------------------------------------------------------------------------------------------
Patrick Parker                                        857,143       45,000        902,143
Scarbrough Building, 6th and Congress,
101 W. 6th St. Suite 610                                                 *
Austin, TX  78701

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                                Amount and
   Name and Address of                           Total Shares      % of       Total Shares
   Selling Security Holder                        Registered     Ownership      Owned(1)

------------------------------------------------------------------------------------------
Douglas Moreland                                    1,428,572       78,333      1,506,905
1655 East Layton Drive
Englewood, CO  80100                                                     *

------------------------------------------------------------------------------------------
Stanley Chason                                         71,428            0         71,428
6711 North Ocean Blvd.
Ocean Ridge, FL 33435                                                    *

------------------------------------------------------------------------------------------
XMen, LLC                                           1,714,286       90,000      1,804,286
520 Lake Cook Road, Suite105
Deerfield, IL  60015                                                     *

------------------------------------------------------------------------------------------
Bruce Goldstein                                        77,143        3,000         80,143
1934 Deercrest Lane
Northbrook, IL  60062                                                    *

------------------------------------------------------------------------------------------
Barry S. Cohn Revocable Trust                         214,286       11,250        225,536
2505 Astor Court
Glenview, IL  60025                                                      *

------------------------------------------------------------------------------------------
Bargus Partnership                                    142,862        7,500        150,362
(Gus Schultes)
664 South Evergreen Ave                                                  *
Woodbury Heights, NJ  08097

------------------------------------------------------------------------------------------
Schultes Family Partnership LP                        142,858        7,500        150,358
(Ed Schultes)
664 South Evergreen Ave                                                  *
Woodbury Heights, NJ  08097

------------------------------------------------------------------------------------------
Richard Schultes                                      142,858        7,500        150,358
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *

------------------------------------------------------------------------------------------
4-Sibs, LLC                                           142,858        7,500        150,358
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *

------------------------------------------------------------------------------------------
William Jefferys                                       28,570        1,500         30,070
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *

------------------------------------------------------------------------------------------
John T. O'Brien and Linda O'Brian                      28,570        1,500         30,070
(JTWROS)
664 South Evergreen Ave                                                  *
Woodbury Heights, NJ  08097

------------------------------------------------------------------------------------------
Robert Collison                                        28,570        1,500         30,070
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                                Amount and
   Name and Address of                           Total Shares      % of       Total Shares
   Selling Security Holder                        Registered     Ownership      Owned(1)

------------------------------------------------------------------------------------------
David Hartman                                          28,570        1,500         30,070
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *

------------------------------------------------------------------------------------------
Jeffrey DeMatte                                        28,570        1,500         30,070
664 South Evergreen Ave
Woodbury Heights, NJ  08097                                              *

------------------------------------------------------------------------------------------
Edwin J. Hagerty                                      371,429       19,500        390,929
13355 Noel Road, Suite 1400
Dallas, TX  75248                                                        *

------------------------------------------------------------------------------------------
Star-Tex Trading Company                              285,715       84,667        370,382
16300 Addison Rd., Suite 300
Addison, TX 75001                                                        *

------------------------------------------------------------------------------------------
ST Advisory Corp./John E. Loehr(5)                    470,000      147,491        617,491
16300 Addison Rd., Suite 300
Addison, TX 75001                                                        *

------------------------------------------------------------------------------------------
Thomas R, Kaetzer(6)                                  200,000      408,852        608,852
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060                                                      1.1%

------------------------------------------------------------------------------------------
Jim C. Bigham(7)                                      100,000      160,985        260,985
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060                                                        *

------------------------------------------------------------------------------------------
Marshall A. Smith III(8)                              270,000      619,005        889,005
480 N. Sam Houston Parkway, Suite 300
Houston, TX 77060                                                      1.6%

------------------------------------------------------------------------------------------
Intermarket Management LLC(9)                         500,000            0        500,000
271 Grove Ave., Suite C-3
Verona, NJ 07044                                                         *

------------------------------------------------------------------------------------------
Star Investments , LTD                                 50,000       39,500         89,500
3421 Causeway Blvd., Suite 103
Metairie, LA 70002                                                       *

------------------------------------------------------------------------------------------
Ray B. Nesbitt                                        150,000      243,333        393,333
1 Winston Woods
Houston, TX 77024                                                        *

------------------------------------------------------------------------------------------
J. T. Thompson                                         40,000       10,000         50,000
1212 Woodhollow Drive, No. 15101
Houston, TX 77057                                                        *

------------------------------------------------------------------------------------------
Ron Zimmerman                                          60,000            0         60,000
1212 Woodhollow Drive, No. 15101
Houston, TX 77057                                                        *

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                                Amount and
   Name and Address of                           Total Shares      % of       Total Shares
   Selling Security Holder                        Registered     Ownership      Owned(1)

------------------------------------------------------------------------------------------
Steven M. Morris                                      500,000            0        500,000
P.O. Box 941828
Houston, TX 77094                                                        *

------------------------------------------------------------------------------------------
John Kruljac                                           20,000            0         20,000
8873 E. Bayou Gulch Road
Parker, CO 80134                                                         *

------------------------------------------------------------------------------------------
USGT Investors                                         30,000            0         30,000
1845 Woodall Rodgers, Suite 1700
Dallas, TX  75201                                                        *

------------------------------------------------------------------------------------------
St Marks School of Texas                              175,000            0        175,000
10600 Preston Road
Dallas, TX  75230                                           *

------------------------------------------------------------------------------------------

-----------------
*    Less than 1%
1    Includes shares registered hereunder.
2    The selling shareholder is a former lender.
3    The selling shareholder is a former investment advisor.
4    Mr. Waggoner is a former director of the Company.
5    Mr. Loehr is a former director and officer of the Company. Reflects 270,000 shares issuable to Mr. Loehr pursuant to immediately exercisable warrants and 200,000 shares issued upon exchange of preferred stock held by ST
     Advisory Corp. ST Advisory Corp. is owned by John E. Loehr.
6    Mr. Kaetzer is Senior Vice President of Operations of the Company. See
     "Management."
7    Mr. Bigham is Vice President and Secretary of the Company. See
     "Management."
8    Mr. Smith was a director of the Company.
9    Mr. M. Scott Manolis was one of our directors. Mr. Manolis is an owner of
     Intermarket Management LLC.